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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2001

NEOMAGIC CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	000-22009	77-0344424
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3250 JAY STREET, SANTA CLARA, CALIFORNIA		95054
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (408) 988-7020

N/A
(Former name or former address, if changed since last report)

ITEMS 2 & 5. ACQUISITION OF ASSETS

        On December 18, 2001, NeoMagic Corporation completed its acquisition of certain assets, customer contracts and intellectual properties of LinkUp Systems Corporation of Santa Clara, California, in exchange for 1,600,000 shares of NeoMagic Common Stock. The closing price of the shares issued on December 18, 2001 was $3.13. NeoMagic does not expect this transaction to have a material effect on its cash or cash equivalents for the current fiscal year. NeoMagic has hired most of the 28 employees of LinkUp Systems Corporation and intends to issue options to such employees to purchase up to 1,900,000 shares of NeoMagic.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

        a)    Financial Statements of LinkUp Systems Corporation

            i)  Audited Financial Statements

Report of Independent Accountants

To the Board of Directors and Stockholders of
LinkUp Systems Corporation

        In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of LinkUp Systems Corporation (a company in the development stage) at December 31, 2000 and the results of its operations and its cash flows for the year then ended and for the period from August 25, 1997 (inception) through December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses from operations since inception and is subject to risks that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP
San Jose, California

April 26, 2001,
except as to Note 9, which is as of
December 18, 2001

LinkUp Systems Corporation
(A Company in the Development Stage)

Balance Sheet

(In Thousands, Except Share and Per Share Data)

December 31, 2000
Assets
Current assets:
Cash and cash equivalents	$4,848
Accounts receivable	144
Inventory—finished goods	189
Prepaid expenses and other current assets	163

Total current assets	5,344
Property and equipment, net	705
Other assets	166

Total assets	$6,215

Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$1,214
Accrued liabilities	225
Deferred revenue	161

Total current liabilities	1,600

Commitments (Note 8)
Mandatorily redeemable convertible preferred stock	20,141

Stockholders' deficit:
Common Stock, par value $0.001: Authorized: 20,000,000 shares Issued and outstanding: 2,513,000	2
Additional paid-in capital	238
Stockholder notes receivable	(66)
Deferred stock-based compensation	(45)
Deficit accumulated during the development stage	(15,655)

Total stockholders' deficit	(15,526)

Total liabilities and stockholders' deficit	$6,215

The accompanying notes are an integral part of these financial statements.

LinkUp Systems Corporation
(A Company in the Development Stage)

Statement of Operations

(In Thousands, Except Share and Per Share Data)

	Year Ended December 31, 2000	Period From August 25, 1997 (Inception) Through December 31, 2000
Revenues:
Product revenue	$625	$864
Licensing revenue	285	501

Total revenues	910	1,365

Costs and operating expenses:
Cost of product revenue	340	441
Research and development	4,197	11,192
Selling, general and administrative	3,325	5,865

Total operating expenses	7,862	17,498

Loss from operations	(6,952)	(16,133)
Interest income	429	631
Interest expense	(1)	(153)

Net loss	$(6,524)	$(15,655)

The accompanying notes are an integral part of these financial statements.

LinkUp Systems Corporation
(A Company in the Development Stage)

Statement of Stockholders' Deficit

(In Thousands, Except Share and Per Share Data)

	Common Stock
			Additional Paid-In Capital	Notes Receivable	Deferred Stock-based Compensation	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount
Issuance of common stock to founders in August 1997	1,410,000	$1	$—	$—	$—	$—	$1
Net loss incurred from August 25, 1997 (inception) to December 31, 1997	—	—	—	—	—	(172)	(172)

Balance at December 31, 1997	1,410,000	1	—	—	—	(172)	(171)
Issuance of common stock upon exercise of stock options	1,197,000	1	119	(96)	—	—	24
Net loss	—	—	—	—	—	(3,435)	(3,435)

Balance at December 31, 1998	2,607,000	2	119	(96)	—	(3,607)	(3,582)
Issuance of common stock upon exercise of stock options	10,000	—	3	—	—	—	3
Repurchase of unvested restricted stock upon termination of employees	(134,000)	—	(14)	14	—	—	—
Net loss	—	—	—	—	—	(5,524)	(5,524)

Balance at December 31, 1999	2,483,000	2	108	(82)	—	(9,131)	(9,103)
Exercise of options	62,000	—	11	—	—	—	11
Options granted to consultants	—	—	60	—	(60)	—	—
Amortization of deferred stock-based compensation	—	—	—	—	15	—	15
Repurchase of unvested restricted stock upon termination of employees	(32,000)	—	(3)	3	—	—	—
Issuance of warrants to purchase Series C Preferred Stock	—	—	62	—	—	—	62
Amounts received from shareholders	—	—	—	13	—	—	13
Net loss	—	—	—	—	—	(6,524)	(6,524)

Balance at December 31, 2000	2,513,000	$2	$238	$(66)	$(45)	$(15,655)	$(15,526)

The accompanying notes are an integral part of these financial statements.

LinkUp Systems Corporation
(A Company in the Development Stage)

Statements of Cash Flows

(In Thousands)

	Year Ended December 31, 2000	Period From August 25, 1997 (Inception) Through December 31, 2000
Cash flows from operating activities:
Net loss	$(6,524)	$(15,655)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation	349	713
Interest expense on issuance of Series C Convertible Preferred Stock warrants	62	62
Accrued interest expense in connection with mandatorily convertible promissory notes	—	30
Amortization of deferred stock-based compensation	15	15
Changes in operating assets and liabilities:
Accounts receivable	(30)	(144)
Inventory	(180)	(189)
Prepaid expenses and other current assets	(131)	(163)
Other assets	(159)	(166)
Accounts payable	402	1,214
Accrued liabilities	53	225
Deferred revenue	(74)	161

Net cash used in operating activities	(6,217)	(13,897)

Cash flows from investing activities:
Purchases of property and equipment	(520)	(1,418)
Restricted cash	250	—

Net cash provided by (used in) investing activities	(270)	(1,418)

Cash flows from financing activities:
Preferred stockholder subscriptions	—	6,951
Proceeds from issuance of promissory notes	—	1,505
Proceeds from issuance of Series A Convertible Preferred Stock	—	2,504
Proceeds from issuance of Series B Convertible Preferred Stock	44	4,301
Proceeds from issuance of Series C Convertible Preferred Stock	4,850	4,850
Proceeds from issuance of common stock	11	52
Amounts received from shareholder	13	—
Borrowings under bridge loan	—	250
Repayments under bridge loan	—	(250)
Repayments of borrowings under equipment line of credit	(162)	—

Net cash provided by financing activities	4,756	20,163

Net increase (decrease) in cash and cash equivalents	(1,731)	4,848
Cash and cash equivalents at the beginning of the period	6,579	—

Cash and cash equivalents at end of the period	$4,848	$4,848

Supplemental cash flow information:
Cash paid for interest	$1	$91

Supplemental disclosure of non-cash financing activities:
Conversion of Preferred Stock promissory notes and accrued interest into Series B Convertible Preferred Stock	$1,535	$1,535

Conversion of preferred stockholder subscriptions into Series B Convertible Preferred Stock	$4,701	$4,701

Conversion of preferred stockholder subscriptions into Series C Convertible Preferred Stock	$2,250	$2,250

The accompanying notes are an integral part of these financial statements.

LinkUp Systems Corporation
(a company in the development stage)

Notes to Financial Statements

1.    The Company and Summary of Significant Accounting Policies

  The Company

  LinkUp Systems Corporation (the "Company") was incorporated in Delaware on August 25, 1997. The Company is developing and designing "System-on-Chip (SOC)" solutions for the high performance internet appliance and consumer electronics markets. The Company intends to sell its main products to original equipment manufacturers and original design manufactures.

  Since commencing operations, the Company has been principally involved in research and development and raising capital to support operations. At December 31, 2000, the Company is considered to be in the development stage because the Company has not completed its main product; accordingly, the Company's financial statements should not be regarded as typical for normal operating periods.

  Basis of presentation

  The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company operates in an industry that is characterized by rapid technological change and significant volatility of product selling prices. The Company has incurred losses of $15.7 million since its inception through December 31, 2000. The Company would need additional capital to complete its development activities. Management believes that the Company will be successful in raising additional financing from its shareholders or other forms of capital funding, expanding operations and gaining market share. Failure to generate sufficient revenues, raise additional capital or reduce certain discretionary spending could have a material adverse effect on the Company's ability to continue as a going concern and to achieve its intended business objectives.

  Use of estimates

  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods.

  Revenue recognition

  Revenue from product sales is generally recognized upon shipment, net of sales returns and allowances. Revenues from sales to distributors under agreements allowing certain rights of return or price protection are deferred for financial reporting purposes until the products are sold by the distributors to the end customer.

  Licensing revenue is recognized over the term of the license agreement with the third party.

  Research and development

  Research and development costs are expensed as incurred.

  Cash and cash equivalents

  The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents consists of cash on deposit with its banks, money market funds and commercial bonds and notes, the fair value of which approximates cost.

  Concentration of credit risks

  Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, short-term investments and accounts receivables. Substantially, all of the Company's cash and cash equivalents are invested in highly-liquid money market funds and commercial securities with major financial institutions. Short-term investments consist of U.S. government and commercial bonds and notes. The Company sells its products principally to original equipment manufactures and original design manufactures. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses, as considered necessary by management. Credit losses to date have been consistent with management's estimates.

  The Company's significant customers comprised:

	Percentage of Accounts Receivable As of December 31, 2000	Percentage of Revenues For the Year Ended December 31, 2000	Percentage of Revenue for Period from August 25, 1997 (Inception) Through December 31, 2000
Customer A	35%	21%	21%
Customer B	13%	—	6%
Customer C	13%	—	5%

  Fair value of financial instruments

  The carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, restricted cash, short-term investments, accounts receivable, and accounts payable, approximate their fair value due to their relative short maturities and based upon comparable market information available at the respective balance sheet dates.

  Inventory

  Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out ("FIFO") method. Appropriate consideration is given to obsolescence, excessive levels, deterioration and other factors in evaluating net realizable value.

  Property and equipment

  Property and equipment, including leasehold improvements, are stated at historical cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the shorter of the estimated useful lives of the assets, ranging from three to five years, or, in the case of leasehold improvements, over the lease period, if shorter.

  Upon disposal, the assets and related accumulated depreciation and amortization are removed from the Company's accounts, and the resulting gains or losses are reflected in the statements of operations.

  Accounting for long-lived assets

  Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. An impairment loss is recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the assets is less than the net book value of the asset. The amount of the impairment loss will generally be measured as the difference between net book values of the assets and their estimated fair values.

  Income taxes

  Income taxes are accounted for under the liability method. Under this method, deferred income taxes are recognized for temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

  Stock-based compensation

  Stock-based compensation is recognized using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the amount an individual must pay to acquire the stock and amortized over the vesting period. All transactions with non-employees, in which goods and services are the consideration received for the issuance of equity instruments, such as stock options, are expensed based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), for employee stock-based transactions.

  Comprehensive loss

  There was no difference between the Company's net loss and its total comprehensive loss for the year ended December 31, 2000 and the period from August 25, 1997 (inception) through December 31, 2000.

  Segment information

  The Company has determined that it has one reportable business segment: the design, license, and marketing of SOC solutions for the high performance internet appliance and consumer electronic markets. To date, the Company's products and services have originated primarily within the United States.

  Recent accounting pronouncements

  In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), as amended by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133—an Amendment of FASB Statement No. 133" ("SFAS No. 137"). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair market value. Changes in the fair market value of derivatives are recorded each period in current earnings or comprehensive income, depending on whether a derivative is designed as part of a hedge transaction, and if so, the type of hedge transaction. Substantially all of the Company's revenues and costs are denominated in U.S. dollars, and to date the Company has not entered into any material derivative instruments. The Company is required to adopt SFAS 133 beginning January 1, 2001 and it does not expect any material impact on the financial statements from the adoption of the standard.

2.    Balance Sheet Components (in thousands)

December 31, 2000
Property and equipment:
Equipment and machinery	$493
Software	754
Furniture	97
Leasehold improvements	74

1,418
Less: Accumulated depreciation and amortization	(713)

$705

December 31, 2000
Accrued liabilities:
Payroll-related accrual	$110
Other	115

$225

3.    Borrowings

  Convertible preferred stock promissory notes

  In July 1999, the Company issued Mandatorily Convertible Promissory Notes (the "Notes") totaling $1.5 million. The terms of the notes provided for the mandatory conversion of the notes, plus accrued and unpaid interest, to preferred stock of the Company upon the sale of Preferred Stock to third-party investors, which results in gross proceeds of at least $2.0 million to the Company. If the notes did not convert to preferred stock, they were repayable in July 2000. The notes were converted into 767,779 shares of Series B Convertible Preferred Stock in January 2000, upon the closing of the Series B financing (see Note 4).

4.    Mandatorily Redeemable Convertible Preferred Stock

  Mandatorily Redeemable Convertible Preferred Stock as of December 31, 2000 consisted of the following (in thousands, except per share data):

	Shares Issued and Outstanding	Proceeds and Liquidation Amount
Issuance of Series A Mandatorily Redeemable Convertible Preferred Stock in October 1997 at $1.00 per share	2,504	$2,504
Issuance of Series B Mandatorily Redeemable Convertible Preferred Stock in September and December 1998 at $2.00 per share	2,129	4,258
Conversion of Preferred Stock promissory notes and accrued interest into Series B Mandatorily Redeemable Convertible Preferred Stock in January 2000 at $2.00 per share	767	1,535
Issuance of previously subscribed Series B Mandatorily Redeemable Preferred Stock in January 2000 at $2.00 per share	2,372	4,744
Conversion of Preferred Stockholder subscriptions into Series C Mandatorily Redeemable Convertible Preferred Stock in March 2000 at $2.50 per share	900	2,250
Issuance of Series C Mandatorily Redeemable Convertible Preferred Stock in March 2000 at $2.50 per share	1,940	4,850

Balance at December 31, 2000	10,612	$20,141

  In March 2000, the Company's Articles of Incorporation were amended and restated to authorize the issuance of 11,210,000 shares of Convertible Preferred Stock with a par value of $0.001, of which 2,510,000, 5,500,000 and 3,200,000 shares are designated as Series A Convertible Preferred Stock ("Series A Preferred Stock"), Series B Convertible Preferred Stock ("Series B Preferred Stock") and Series C Convertible Preferred Stock ("Series C Preferred Stock"), respectively.

  The rights, preferences, and privileges with respect to the Preferred Stock are summarized below:

  Dividends

  The holders of shares of Series A, B and C Preferred Stock shall be entitled to receive non-cumulative dividends, of $0.08, $0.16 and $0.20 per share per annum on each outstanding share of Series A, Series B and Series C Preferred Stock, payable quarterly when, as and if declared by the Board of Directors in preference to any Common Stock dividends declared. In addition, the holders of Series A, Series B and Series C Preferred Stock shall be entitled to receive dividends paid with respect to the common stock on a pro-rata as-converted basis.

  Conversion

  Each share of Series A, Series B and Series C Preferred Stock is convertible at the option of the holder into one share of Common Stock, subject to adjustments, as defined, which essentially provide dilution protection for all holders of Preferred Stock. This Preferred Stock automatically converts into shares of Common Stock upon the effectiveness of a registration statement under the Securities Act of 1933, as amended at an offering price of $6.00 per share and which results in gross proceeds to the Company of at least $10.0 million. At December 31, 2000, a total of approximately 10,612,000 shares of Common Stock have been reserved for conversion of Preferred Stock.

  Liquidation preference

  In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, holders of Series A, Series B and Series C Preferred Stock shall be entitled to receive a per share distribution in preference to holders of Common Stock equal to the original issue price per share of $1.00, $2.00 and $2.50, respectively, plus any declared but unpaid dividends. In the event funds are insufficient to make a complete distribution to the holders of Preferred Stock, as described above, then the assets of the Company will be distributed ratably to holders of the Preferred Stock. In the event funds are sufficient to make a complete distribution to holders of Preferred Stock as described above, the remaining assets will be distributed to the holders of Common Stock.

  The preferred stock has been considered to be mandatorily redeemable as the acquisition of the Company or sale of all or substantially all of the assets of the Company is deemed to be a liquidation, dissolution or winding up if the stockholders of the Company immediately prior to the transaction possess less than 50% of the voting power of the surviving entity or acquiring entity immediately after such acquisition or sale.

  Voting rights

  The holders of Preferred Stock shall have the right to one vote for each share of Common Stock into which the Preferred Shares could be converted. The holders of Preferred Stock have full voting rights and powers equal to the voting right and powers of the holders of Common Stock.

  Preferred stockholder subscriptions

  In December 1999, the Company received $7.0 million in stockholder subscriptions. This amount was received in advance of the issuance of preferred stock and recorded as a current liability at December 31, 1999. The amounts were converted to preferred stock in January and March 2000

  Issuance of Series B Convertible Preferred Stock

  In January 2000, the Company issued 3,139,779 shares of Series B Convertible Preferred Stock through the conversion of preferred stock promissory notes and interest totaling $1.5 million, through the conversion of Preferred Stockholder Subscriptions totaling $4.7 million and through additional cash proceeds of $44,000.

  Issuance of Series C Convertible Preferred Stock

  In March 2000, the Company issued 2,840,000 shares of Series C Convertible Preferred Stock upon conversion of Preferred Stockholder subscriptions totaling $2.3 million and receipt of $4.9 million.

  Series C Preferred Stock Warrants

  In June 1999, in connection with the signing of the Company's Bridge Loan (see Note 3), the Company committed to issue a warrant to a bank for the purchase of 31,250 shares of Series C Preferred Stock at $2.00 per share. The warrant was issued in March 2000 and expires in March 2006. The warrant contains certain conversion and repurchase rights. The Company determined the value of the warrant to be $62,000, based on the Black-Scholes option pricing model, and this amount was recognized as interest expense in 1999.

5.    Common Stock and Stock Option Plan

  Common Stock

  The Company is authorized to issue 20,000,000 shares of Common Stock with a par value of $0.001. In September 1997, a total of 1,410,000 shares of Common Stock were issued to the Company's founders (the "founders"). These shares are subject to a right of repurchase by the Company at the original issue price, if the founders terminate their employment or consulting arrangement with the Company. The repurchase right lapses over a four year period. As of December 31, 2000, a total of 193,750 of the founders' shares were subject to repurchase by the Company.

  Stockholder notes receivable

  In connection with the exercise of 1,196,500 employee stock options in August 1998 for restricted stock, the Company received notes receivable (the "Notes") from these employees which bear interest at 5.57% per annum. These Notes, which are collateralized by the underlying shares of common stock, are full recourse and are repayable in August 2003. However, the notes may be repaid at any time without penalty. The repurchase right lapses over a period of approximately four years from date of original grant. As of December 31, 2000, a total of 216,917 shares were subject to the right of repurchase by the Company at the original share issuance price.

  Stock option plan

  In September 1997, the Board of Directors and Shareholders adopted the 1997 Stock Option Plan (the "Plan"), which provides for granting incentive stock options ("ISO's") and nonqualified stock options ("NSO's") to employees, directors and consultants. In September 1997, the Board of Directors authorized 1,590,000 shares for issuance under the Plan and in August 1998, an additional 2,000,000 shares were reserved; and in December 2000, another additional 1,000,000 shares were reserved.

  Under the Plan, ISO's are granted at a price that is not to be less than 100% of the fair market value of the Common Stock on the date of the grant, as determined by the Company's Board of Directors. NSO's are granted at a price that is not to be less than 85% of the fair value of the Common Stock on the date of grant, as determined by the Company's Board of Directors. Generally, options granted under the Plan are exercisable for a period of ten years after the date of grant, and shares subject to options vest at a rate of 1/4th of the first anniversary of the grant date of the option, and an additional 1/48th of the shares upon completion of each succeeding full month of continuous employment thereafter. Options granted to individuals who own 10% or more of the Company's voting stock on the date of grant are issued at 110% of the fair market value of the stock at date of grant and such options are exercisable for a period of up to five years after the date of grant. The Board of Directors may terminate the Plan at any time at their discretion. Unvested options which have been exercised are subject to repurchase by the Company.

  A summary of activity under the Plan is as follows:

		Options Outstanding
	Shares Available for Grant	Number of Shares	Weighted Average Exercise Price
	(In Thousands)
Shares authorized	3,590	—	$—
Options granted	(1,520)	1,520	0.10
Options exercised	—	(1,197)	0.10

Balance at December 31, 1998	2,070	323	0.10
Options granted	(331)	331	0.20
Options exercised	—	(10)	0.20
Options cancelled	35	(35)	0.20

Balance at December 31, 1999	1,774	609	0.15
Shares reserved	1,000
Options granted	(1,749)	1,749	0.50
Options exercised	—	(62)	0.18
Options cancelled	138	(138)	0.33

Balance at December 31, 2000	1,163	2,158	$0.42

  The following table summarizes information about stock options outstanding and exercisable as of December 31, 2000:

	Options Outstanding at December 31, 2000			Options Exercisable at December 31, 2000
		Weighted Average Remaining Contractual Life (Years)
Range of Exercise Prices	Number Outstanding		Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
	(In Thousands)			(In Thousands)
$0.10	259	8.36	$0.10	152	$0.10
0.20	229	9.40	0.20	71	0.20
0.50	1,670	9.70	0.50	—	—

	2,158	9.51	$0.42	223	$0.13

  Fair value disclosures

  Had compensation cost of the grants under the Company's option plans been determined based on the fair value at the grant dates, using minimum value method as prescribed in SFAS 123, the Company's pro-forma net loss would have been as follows (in thousands):

	Year Ended December 31, 2000	Period from August 25, 1997 (Inception) Through December 31, 2000
Net loss:
As reported	$(6,524)	$(15,655)
Proforma	(6,552)	(15,698)

  The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants during the applicable periods:

Year Ended December 31, 2000
Annual dividend yield	0%
Risk free interest rate	6.19%
Weighted average option term	4 years

  The weighted average fair value of options granted during 2000 was $0.1342.

6.    Retirement Savings Plan

  Effective June 1998, the Company implemented a retirement savings plan which qualifies as a deferred salary plan under section 401(k) of the Internal Revenue Code (the "Savings Plan"). The Savings Plan allows for all employees to participate by making salary contributions to the Savings Plan ranging from 1% to 15% of their eligible earnings. The Company may make discretionary matching contributions to the Savings Plan equal to a percentage of the participant's contributions. The Company has made no contributions to the Savings Plan to date.

7.    Income Taxes

  No current provision for state and federal income taxes was recorded in the year ended December 31, 2000 as the Company incurred net losses for income tax purposes and has no carryback availability.

  Deferred tax assets consist of the following (in thousands):

December 31, 2000
Deferred tax assets:
Net operating loss carryforwards	$5,525
Accruals, reserves and deferred revenue	114
Research credits	756
Depreciation	201

6,596
Valuation allowance	(6,596)

$—

  Based on a number of factors, including the lack of profits and the fact the Company operates in a market characterized by rapidly changing technology and intense competition, management believes that the weight of available evidence indicates that it is more likely than not that the Company will not be able to realize its deferred tax assets such that a full valuation allowance is required at December 31, 2000.

  At December 31, 2000, the Company has federal net operating loss carryforward of approximately $14.7 million, available to reduce future taxable income. Such carryforwards expire through 2016. Under the Tax Reform Act of 1986, the amount of and the benefit from net operating losses that can be carried forward may be limited in certain circumstances including, but not limited to, a cumulative stock ownership change of more than 50% over a three year period, as defined.

8.    Commitments

  The Company leases its facility under a noncancelable operating lease agreement, which expires in December 2004. Rent expense for the years ended December 31, 2000 for the period from August 25, 1997 (inception) through December 31, 2000 was $255,000 and $416,000, respectively.

  Future minimum lease payments as of December 31, 2000 were as follows (in thousands):

Year Ending December 31,
2001	$320
2002	334
2003	349
2004	362

Total	$1,365

9.    Subsequent Events

  On April 24, 2001, the Company issued 200,000 shares of Series C Convertible Preferred Stock at $2.50 per share to one major creditor for cash proceeds of $12,500 and the settlement of $487,500 of accounts payable.

  On December 18, 2001, NeoMagic Corporation completed its acquisition of certain assets, customer contracts and intellectual properties of the Company in exchange for 1,600,000 shares of NeoMagic Common Stock. The closing price of shares issued by NeoMagic on December 18, 2001 was $3.13. NeoMagic also hired most of the 28 employees of LinkUp Systems Corporation and intends to issue options to such employees to purchase up to 1,900,000 shares of NeoMagic.

            ii)  Unaudited Interim Financial Statements

LinkUp Systems Corporation

Unaudited Balance Sheet

September 30, 2001
(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$704,459
Accounts receivable	205,586
Inventory	244,943
Prepaid expenses and other current assets	10,951

Total current assets	1,165,939
Property and equipment, net	446,149
Technology license	830,696
Other assets	208,004

Total assets	$2,650,788

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$578,700
Accrued compensation	111,661
Accrued liabilities	136,909
Technology license fee payable	830,696
Deferred revenue	73,322

Total current liabilities	1,731,288

Mandatorily redeemable convertible preferred stock	20,641,000

Stockholders' equity (deficit):
Share capital	2,446
Additional paid-in capital	251,002
Deferred stock-based compensation	(45,000)
Stockholder notes receivable	(48,000)
Deficit accumulated during the development stage	(19,881,948)

Total stockholders' equity	(19,721,500)

Total liabilities and stockholders' equity	$2,650,788

  The accompanying notes are an integral part of these financial statements.

LinkUp Systems Corporation

Unaudited Statements of Operations

	Nine Months Ended September 30,
	2001	2000
Revenues:
Product revenue	$1,028,565	$402,472
Licensing revenue	331,265	215,271

Total revenues	1,359,830	617,743
Cost of sales:
Product revenue	481,140	176,128

Gross profit	878,690	441,615

Operating expenses:
Research and development	2,454,680	2,613,319
Selling, general and administrative	2,724,611	2,399,784

Total operating expenses	5,179,291	5,013,103
Loss from operations	(4,300,601)	(4,571,488)
Interest income, net	73,933	341,869

Net loss	$(4,226,668)	$(4,229,619)

  The accompanying notes are an integral part of these financial statements.

LinkUp Systems Corporation

Unaudited Statements of Cash Flows

	Nine Months Ended September 30,
	2001	2000
Cash flows from operating activities
Net loss	$(4,226,668)	$(4,229,619)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	287,415	244,339
Changes in operating assets and liabilities:
Accounts receivable	(61,586)	20,982
Inventory	(55,943)	(23,232)
Prepaid expenses and other current assets	152,049	(30,485)
Other assets	(42,004)	(157,776)
Accounts payable	(635,300)	(349,660)
Accrued liabilities	23,570	(15,976)
Deferred revenue	(87,678)	(20,382)

Net cash used in operating activities	(4,646,145)	(4,561,809)

Cash flows from investing activities
Purchase of property and equipment	(29,237)	(373,157)
Restricted cash	—	250,000

Net cash used in investing activities	(29,237)	(123,157)

Cash flows from financing activities
Proceeds from issuance of Series B Convertible Preferred Stock	—	44,000
Proceeds from issuance of Series C Convertible Preferred Stock	500,000	4,850,000
Proceeds from issuance of share capital	13,448	24,080
Amounts received from shareholder	18,000	15,680
Repayments of borrowings under equipment line of credit	—	(162,000)

Net cash provided by financing activities	531,448	4,771,760

Net increase (decrease) in cash and cash equivalents	(4,143,934)	86,794
Cash and cash equivalents at beginning of period	4,848,393	6,579,000

Cash and cash equivalents at end of period	$704,459	$6,665,794

Supplemental cash flow information
Cash paid for interest	$—	$1,000

The accompanying notes are an integral part of these financial statements.

LinkUp Systems Corporation

Notes to Unaudited Financial Statements

September 30, 2001

Note 1. The Company and Summary of Significant Accounting Policies

The Company

LinkUp Systems Corporation (the "Company") was incorporated in Delaware on August 25, 1997. The Company is developing and designing "System-on-Chip (SOC)" solutions for the high performance internet appliance and consumer electronics markets.

During 2001, the Company started to generate significant revenue from sale of its principal products and solutions and emerged from the development stage. The Company sells its main products to original equipment manufacturers and original design manufacturers.

The consolidated financial statements included herein are unaudited; however, they contain all normal recurring accruals and adjustments which, in the opinion of management, are necessary to present fairly the financial position of the Company at September 30, 2001 and the results of its operations and cash flows for the nine months ended September 30, 2001 and September 30, 2000. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of the results to be expected for the full year.

The accompanying unaudited consolidated financial statements do not include footnotes and certain financial presentations normally required under generally accepted accounting principles. Therefore, these unaudited consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements and notes thereto for the year ended December 31, 2000, included in NeoMagic Corporation's Current Report on Form 8-K/A filed with the Securities and Exchange Commission on or about March 1, 2002, within which these unaudited condensed consolidated financial statements have been included.

Basis of Presentation

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company operates in an industry that is characterized by rapid technological change and significant volatility of product selling prices. The Company has incurred losses of $19,881,668 since its inception through September 30, 2001. The Company would need additional capital to complete its development activities. Management believes that the Company will be successful in raising additional financing from its shareholders or other forms of capital funding, expanding operations and gaining market share. Failure to generate sufficient revenues, raise additional capital or reduce certain discretionary spending could have a material adverse effect on the Company's ability to continue as a going concern and to achieve its intended business objectives.

Research and Development

Research and development costs are expensed as incurred.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period.

Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods.

Revenue Recognition

Revenue from product sales is generally recognized upon shipment, net of sales returns and allowances. Revenues from sales to distributors under agreements allowing certain rights of return or price protection are deferred for financial reporting purposes until the products are sold by the distributors to the end customer.

Licensing revenue is recognized over the term of the license agreement with the third party.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less from the date of purchase to be cash equivalents. Cash and cash equivalents consists of cash on deposit with its banks, money market funds, and commercial bonds and notes, the fair value of which approximates costs.

Concentration of Credit Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, short-term investments, and accounts receivables. Substantially, all of the Company's cash and cash equivalents are invested in highly liquid money market funds and commercial securities with major financial institutions. Short-term investments consist of U.S. government and commercial bonds and notes. The Company sells its products principally to original equipment manufactures and original design manufactures. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses, as considered necessary by management. Credit losses to date have been consistent with management's estimates.

Fair Value of Financial Instruments

Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, restricted cash, short-term investments, accounts receivable, and accounts payable, approximate their fair value due to their relative short maturities and based upon comparable market information available at the respective balance sheet dates.

Inventory

Inventories are stated at the lower of cost or market; cost being determined using the first-in, first-out ("FIFO") method. Appropriate consideration is given to obsolescence, excessive levels, deterioration, and other factors in evaluating net realizable value.

Inventory consists of the following, at September 30, 2001:

2001
Raw materials	$9,634
Work in process	3,441
Finished goods	231,868

Net inventory	$244,943

Property and Equipment

Property and equipment, including leasehold improvements, are stated at historical cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the shorter of the estimated useful lives of the assets, ranging from three to five years or, in the case of leasehold improvements, over the lease period, if shorter.

Upon disposal, the assets and related accumulated depreciation and amortization are removed from the Company's accounts, and the resulting gains or losses are reflected in the statements of operations.

Accounting for Long-Lived Assets

Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. An impairment loss is recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the assets is less than the net book value of the asset. The amount of the impairment loss will generally be measured as the difference between net book values of the assets and their estimated fair values.

Income Taxes

Income taxes are accounted for under the liability method. Under this method, deferred income taxes are recognized for temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock-Based Compensation

Stock-based compensation is recognized using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the amount an individual must pay to acquire the stock and amortized over the vesting period. All transactions, with other than employees, in which goods and services are the consideration received for the issuance of equity instruments, in which goods and services are the consideration received for the issuance of equity instruments, such as stock options, are expensed based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured.

The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), for employee stock-based transactions.

Comprehensive Loss

There was no difference between the Company's net loss and its total comprehensive loss for the years ended September 30, 2001 and 2000.

Segment Information

The Company has determined that it has one reportable business segment: the design, license, and marketing of SOC Solutions for the high performance internet appliance and consumer electronic markets. To date, the Company's products and services have originated primarily within the United States.

Note 2. Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 141, "Business Combination" ("SFAS 141") and Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that are initiated prior to July 1, 2001. SFAS 141 further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of SFAS 141 are effective for any business combination accounted for by the purchase method that is completed after June 30, 2001 (i.e., the acquisition date is July 1, 2001 or thereafter). Under SFAS 142, goodwill and indefinite-lived intangible assets are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. The effect of adoption of the Standards is currently being evaluated, but is not expected to have a material effect on the Company's financial position or results of operations.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which applies to financial statements issued for fiscal years beginning after December 15, 2001. SFAS 144 supersedes FASB Statement 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and portions of APB Opinion 30, "Reporting the Results of Operations." SFAS 144 provides a single accounting model for long-lived assets to be disposed of and significantly changes the criteria for classifying an asset as held-for-sale. Classification as held-for-sale is an important distinction since such assets are not depreciated and are stated at the lower of fair value or carrying amount. SFAS 144 also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are incurred, rather than as of the measurement date as presently required. The effect of adoption of the Standards is currently being evaluated, but is not expected to have a material effect on the Company's financial position or results of operations.

Note 3. Income Taxes

No current provision for state and federal income taxes was recorded in the nine month periods ended September 30, 2001 and 2000 as the Company incurred net losses for income tax purposes and has no carryback availability.

Note 4. Subsequent Events

On December 18, 2001, the Company completed a transaction whereby, certain assets, customer contracts and intellectual properties of the Company were acquired by NeoMagic Corporation ("NeoMagic") in exchange for 1,600,000 shares of NeoMagic Common Stock. NeoMagic has hired most of the 28 employees of LinkUp Systems Corporation and intends to issue options to such employees to purchase up to 1,900,000 shares of NeoMagic.

        b)    Pro Forma Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        On December 18, 2001, NeoMagic Corporation ("NeoMagic") and LinkUp Systems Corporation ("LinkUp") entered into an Asset purchase agreement where NeoMagic Corporation acquired certain assets and liabilities of LinkUp. The transaction was accounted for using the purchase method of accounting. The total estimated purchase price of approximately $9.2 million consisted of the fair market value of NeoMagic's common stock issued of $5.0 million, the fair value of stock options issued of $3.9 million and estimated direct transaction costs of $0.3 million

        The accompanying unaudited pro forma condensed combined financial statements give effect to the acquisition of certain assets and liabilities of LinkUp by NeoMagic.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As at, (in thousands)	NeoMagic Corporation October 31, 2001	LinkUp Systems Corporation September 30, 2001	Pro forma Adjustments		Pro-forma Combined
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	48,981	704	(704	) A	48,981
Short-term investments	30,092	—	—		30,092
Accounts receivable, net	1	206	(48	) A	159
Inventory	—	245	(125	) B	120
Other current assets	3,868	11	(11	) A	3,868

Total current assets	82,942	1,166			83,220

Property, plant and equipment, net	3,783	446	(186	) C	4,043
Restricted cash	15,000	—	—		15,000
Deferred tax asset	264	—	—		264
Other assets	3,438	1,039	(116	) A	4,361
Goodwill and intangibles	—	—	7,292	D	7,292

Total assets	105,427	2,651			114,180

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	2,104	1,410	—		3,514
Compensation and related benefits	1,376	111	—		1,487
Income taxes payable	2,581	—	—		2,581
Deferred rent	558	—	—		558
Deferred revenue	750	73	(73	) A	750
Advances from customers	92	—	—		92
Other accruals	571	137	275	E	983

Total current liabilities	8,032	1,731			9,965

Stockholders' equity:
Common stock	26	14	(12	) G,H	28
Additional paid-in-capital	77,212	20,881	(11,913	) G,H	86,180
Notes receivable from stockholders	(71)	(48)	48	H	(71)
Deferred compensation	(1,472)	(45)	(1,405	) F,H	(2,922)
Accumulated other comprehensive income (loss)	68	—	—		68
Retained earnings	21,632	(19,882)	19,182	H,I	20,932

Total stockholders' equity	97,395	920			104,215

Total liabilities and stockholders' equity	105,427	2,651			114,180

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Nine Months Period Ended (In Thousands, except per share data)	NeoMagic Corporation Oct. 31, 2001	LinkUp Systems Corporation Sept. 30, 2001	Pro Forma Adjustments		Pro Forma Combined
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Net sales	$351	$1,360			$1,711
Cost of sales	8	481			489

Gross margin	343	879			1,222

Operating expenses:
Research and development	17,824	2,455	792	J	21,071
Sales, general and administrative	5,440	2,725	198	J	8,363
Amortization of deferred compensation	1,885	0			1,885

Total operating expenses	25,149	5,180			31,319

Loss from operations	(24,806)	(4,301)			(30,097)
Interest and other income	2,987	74			3,061
Interest expense	(11)	0			(11)

Loss before income taxes	(21,830)	(4,227)			(27,047)

Income tax benefit	(770)	0			(770)

Net loss	$(21,060)	$(4,227)			$(26,277)

Basic and diluted net loss per share from operations	$(0.95)				$(1.09)
Basic and diluted net loss per share	$(0.81)				$(0.95)
Weighted average common shares outstanding	26,032				27,632

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Twelve Months Ended (In Thousands, except per share data)	NeoMagic Corporation Jan. 31, 2001	LinkUp Systems Corporation Dec. 31, 2000	Pro Forma Adjustments		Pro Forma Combined
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Net sales	$75,806	$910			$76,716
Cost of sales	61,328	340			61,668

Gross margin	14,478	570			15,048

Operating expenses:
Research and development	25,499	4,197	1,056	J	30,752
Sales, general and administrative	12,495	3,325	264	J	16,084
Amortization of deferred compensation	2,598	0			2,598

Total operating expenses	40,592	7,522			49,434

Loss from operations	(26,114)	(6,952)			(34,386)
Income (net of expenses) from sale of DVD assets	6,494	—			6,494
Interest and other income	5,987	429			6,416
Interest expense	(263)	(1)			(264)

Loss before income taxes	(13,896)	(6,524)			(21,740)

Income tax benefit	(5,481)	0			(5,481)

Net loss	$(8,415)	$(6,524)			$(16,259)

Basic and diluted net loss per share from operations	$(1.01)				$(1.26)
Basic and diluted net loss per share	$(0.33)				$(0.59)
Weighted average common shares outstanding	25,737				27,337

See Accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.    Basis of Pro Forma Presentation

        The accompanying Unaudited Pro Forma Condensed Combined Statements of Operations (the "Pro Forma Statements of Operations") for the twelve months ended January 31, 2001 and the nine months ended October 31, 2001 give effect to NeoMagic's acquisition of LinkUp, accounted for under the purchase method, as if it had occurred at the beginning of the full fiscal year presented. The Pro Forma Statements of Operations are based on historical results of operations of NeoMagic and LinkUp for the respective entity's twelve month periods ended January 31, 2001 and December 31, 2000 and the nine-month period ended October 31, 2001 and September 30, 2001. The Unaudited Pro Forma Condensed Combined Balance Sheet (the "Pro Forma Balance Sheet") gives effect to the acquisition as if it had occurred at the end of the latest interim period for NeoMagic preceding the acquisition, September 30, 2001. The Pro Forma Statements of Operations and Pro Forma Balance Sheet and accompanying notes (collectively, the "Pro Forma Financial Information") should be read in conjunction with, and are qualified by reference to, the historical financial statements of the Company and of LinkUp and the related notes thereto.

        The Pro Forma Financial Information is intended for informational purposes only and is not necessarily indicative of the future financial position or future results of operations of the Company after the acquisition of LinkUp, or of the financial position or results of operations of the Company that would have actually occurred had the acquisition of LinkUp been effected on February 1, 2000.

        The Pro Forma Financial Information has been prepared based on preliminary estimates of fair values.

2.    Preliminary Purchase Price Allocation

        The estimated total purchase price of the LinkUp acquisition is as follows (in thousands):

Value of NeoMagic common stock issued	$5,008
Fair value of NeoMagic options issued	3,962
Estimated transaction costs	274

Total estimated purchase price	$9,244

        Based on the purchase price, the preliminary purchase price allocation is as follows (in thousands):

Net tangible liabilities		$(198)
Intangible assets:
Customer relationships	700
Developed technology	900
Core technology	1,800
Other	100	3,500

Goodwill		3,792
Deferred compensation		1,450
In-process research and development		700

Total estimated purchase price allocation		$9,244

        The amortization related to the intangible assets with definite lives are reflected as pro forma adjustments to the unaudited pro forma condensed combined statements of operations as if the acquisition of LinkUp had been effected on February 1, 2000. Intangible assets are amortized over lives ranging from two to three years.

        NeoMagic recorded deferred compensation of approximately $1.5 million at the acquisition date, representing the intrinsic value of in-the-money NeoMagic common stock options granted to founders and employees of LinkUp who, as a condition to the closing of the purchase agreement, agreed to join NeoMagic. These options will be amortized within the next twelve months based on their respective vesting schedules. Amortization expense associated with the in-the-money options has been excluded from the pro forma adjustments to the pro forma condensed combined statement of operations as the impact of the amortization expense will not continue beyond twelve months from the date of acquisition.

        The in-process research and development acquired from LinkUp was valued at $0.7 million. The write-off of the in-process research and development acquired is expected to impact the income statement of NeoMagic immediately after the acquisition. The charge has been excluded from the pro forma adjustments to the pro forma condensed combined statement of operations as the impact of the charge will not continue beyond twelve months from the date of acquisition.

3.    Pro Forma Adjustments

        The pro forma adjustments included in the unaudited pro forma condensed combined consolidated financial statements are as follows:

  A.
  To eliminate balance sheet items included in the September 30, 2001 LinkUp balance sheet that were not assumed by NeoMagic as per the asset purchase agreement.

  B.
  To adjust inventory to reflect the fair value of the inventory to NeoMagic.

  C.
  To write-off redundant fixed assets held by LinkUp not transferred to NeoMagic.

  D.
  To allocate the purchase price between goodwill ($3,792) and intangibles ($3,500).

  E.
  To accrue acquisition related transaction costs.

  F.
  To record deferred compensation for in-the-money common stock options granted by NeoMagic to LinkUp employees who transferred to NeoMagic ($1,450).

  G.
  To record the fair value of common stock issued to former shareholders of LinkUp and the fair value of options issued to founders and employees of LinkUp who, as a condition to the closing of the purchase agreement, agreed to join NeoMagic.

  H.
  To eliminate LinkUp shareholder equity accounts.

  I.
  To record the effect of the write-off of in process research and development valued at $700.

  J.
  To record amortization of the acquired intangible assets.

4.    Pro Forma Earnings Per Share

        Basic and diluted earnings (loss) per share for each period are calculated by dividing pro forma net income (loss) by the shares used to calculate earnings (loss) per share in the historical period plus the effect of the shares issued in connection with the acquisition of LinkUp as if the acquisition of LinkUp had been effected on February 1, 2000. Potential common shares, including the impact of common stock options, are excluded from the calculation of diluted earnings (loss) per share in a loss period, as the effect would be anti-dilutive.

        (c)  The exhibit index attached hereto is incorporated by reference to this item.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOMAGIC CORPORATION
/s/ STEPHEN LANZA Stephen Lanza, Chief Financial Officer
Date: March 4, 2002

Exhibits to the Form 8-K

Exhibit Number	Description of Document
*2.1	Asset Purchase Agreement by and between NeoMagic Corporation, Accelerate Acquisition, Inc. and LinkUp Systems Corporation and with respect to Article VIII only, J.P. Morgan Trust Company, National Association, dated December 6, 2001.
23.1	Consent of PricewaterhouseCoopers LLP

*
Incorporated by reference to exhibit 2.1 filed with the Registrant's Report on Form 8-K filed January 2, 2002.

QuickLinks

  ITEMS 2 & 5. ACQUISITION OF ASSETS
  ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS
Report of Independent Accountants
LinkUp Systems Corporation (A Company in the Development Stage) Balance Sheet (In Thousands, Except Share and Per Share Data)
LinkUp Systems Corporation (A Company in the Development Stage) Statement of Operations (In Thousands, Except Share and Per Share Data)
LinkUp Systems Corporation (A Company in the Development Stage) Statement of Stockholders' Deficit (In Thousands, Except Share and Per Share Data)
LinkUp Systems Corporation (A Company in the Development Stage) Statements of Cash Flows (In Thousands)
LinkUp Systems Corporation (a company in the development stage) Notes to Financial Statements
LinkUp Systems Corporation Unaudited Balance Sheet
LinkUp Systems Corporation Unaudited Statements of Operations
LinkUp Systems Corporation Unaudited Statements of Cash Flows
LinkUp Systems Corporation Notes to Unaudited Financial Statements September 30, 2001
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
SIGNATURE
  Exhibits to the Form 8-K